Exhibit 99.1

FOR RELEASE	Contact:
	(Analysts) Rick Cardenas	(407) 245-5892
	(Media) Ron DeFeo	(407) 245-5562

DARDEN RESTAURANTS REPORTS SECOND QUARTER RESULTS;
TIGHTENS ADJUSTED EARNINGS OUTLOOK FOR THE FULL FISCAL YEAR AND
DECLARES REGULAR QUARTERLY DIVIDEND

ORLANDO, Fla., Dec. 16, 2014 - Darden Restaurants, Inc. (NYSE: DRI) today reported its financial results for the second quarter ended November 23, 2014.

Key highlights for the second quarter include:

•	Second quarter total sales from continuing operations were $1.56 billion, a 4.9% increase from the $1.49 billion generated in the second quarter of last year.

•	Earnings per diluted share from continuing operations on an adjusted basis were $0.28, a 133% increase from the adjusted earnings of $0.12 in the second quarter last year.*

•	On a GAAP basis, diluted net loss per share from continuing operations was $0.24, compared to the $0.05 earnings per diluted share last year.

•	Comparable same-restaurant sales for the quarter were:

▪	+0.5% for Olive Garden,

▪	+2.6% for LongHorn Steakhouse,

▪	+5.0% for The Capital Grille,

▪	+4.9% for Eddie V’s,

▪	+3.7% for Yard House,

▪	+1.2% for Seasons 52, and

▪	-0.6% for Bahama Breeze.

•
The Company tightened its current projected range for adjusted diluted net earnings per share from continuing operations for fiscal 2015. Adjusted earnings per share are projected to increase between 32% and 35% versus fiscal 2014 to $2.25 - $2.30, including the impact of the 53rd week. The lower end of our guidance increased from the $2.22 previously communicated in September.

•
In the second quarter, the Company took receipt of approximately 8.6 million shares of its common stock as the first installment of the previously announced $500 million accelerated share repurchase program. In early December, after the quarter ended, the Company took receipt of an additional approximately 1.3 million shares to complete the program.

•	The Board of Directors declared a regular dividend of $0.55 per share to be paid in the third quarter.
* See the ‘Adjustments to Earnings Per Share’ section below for more details

“Our brands performed well during the second quarter,” said Interim CEO Gene Lee. “We have been working diligently to execute our strategy, including getting back to basics while delivering the best possible guest experience. It is starting to show in both improved revenue and profitability. While it’s still early, we believe our renewed focus on operating fundamentals, coupled with our more streamlined support structure, will help us continue to grow and capture market share.”

Adjustments to Earnings Per Share

•	Diluted net earnings per share from continuing operations for the second quarter were adversely affected by approximately $0.52 ($0.33 non-cash). This includes approximately:

◦	16 cents for restaurant-related asset impairments and lease buy-outs;

◦	16 cents from severance and other costs associated with the support expense reduction efforts announced during the quarter including the closing of its aviation department;

◦	8 cents due to legal, financial advisory and other costs related to the strategic review and associated actions in the proxy contest;

◦	7 cents for the impairment and related tax effects of the lobster aquaculture investment; and

◦	5 cents for debt breakage costs.

•	Excluding adjustments, earnings per diluted share from continuing operations on an adjusted basis were $0.28.

Fiscal 2015 Second Quarter Operating Summary and U.S. Same-Restaurant Sales (SRS) Results

	Total SRS	Total Sales Millions	Total Sales Growth
Olive Garden	0.5%	$882	1.4%
LongHorn Steakhouse	2.6%	$346	8.0%
Specialty Restaurant Group	3.2%	$329	13.0%

Operating profit and profit as a percentage of sales, adjusted for restaurant-related impairments, increased at LongHorn and the Specialty Restaurant Group. Both measures declined at Olive Garden primarily due to dairy inflation.

U.S. same-restaurant sales for the fiscal months of September, October and November as follows:

Olive Garden	September	October	November[1]
Same-Restaurant Sales	0.6%	0.2%	0.7%
Same-Restaurant Traffic	-4.2%	1.3%	-0.2%
Pricing	1.6%	2.0%	2.1%
Menu-mix	3.2%	-3.0%	-1.2%

LongHorn Steakhouse	September	October	November[1]
Same-Restaurant Sales	3.2%	3.5%	0.8%
Same-Restaurant Traffic	-0.5%	-1.0%	-2.1%
Pricing	2.2%	2.0%	2.1%
Menu-mix	1.5%	2.5%	0.8%

1 November same-restaurant sales negatively impacted by Halloween shift from Thursday last year to Friday this year by -0.8% at Olive Garden and -0.7% at LongHorn

Fiscal 2015 Annual Financial Outlook
The Company announced that its current projected range for adjusted diluted net earnings per share from continuing operations for fiscal year 2015 to be between $2.25-$2.30, an increase of between 32% and 35% compared to fiscal year 2014. This reflects the expectation that the Company’s combined U.S. same-restaurant sales growth this fiscal year will be 1% to 2% and the impact of a 53rd operating week in the fiscal year. The current earnings expectations for the year also reflect anticipated support cost savings of

$10 million from the support cost reductions announced in the second quarter offset by cost pressures related to beef and dairy.

Fiscal 2015 Continuing Operations Diluted EPS
	Q1	Q2	Annual Projected*
Diluted Net EPS from Continuing Operations	($0.14)	($0.24)	$1.30 -$1.35
Shared Support Costs Related to Red Lobster	0.02	0.00	0.02
Other Strategic Action Plan Costs	0.03	0.08	0.11
Debt Breakage Costs	0.37	0.05	0.42
Asset Impairments and Other Costs	0.04	0.39	0.43
Adjusted Diluted Net EPS from Continuing Operations	$0.32	$0.28	$2.25 - $2.30
Adjusted EPS Growth vs Fiscal 2014	($0.04)	$0.16	$0.54 - $0.59
*Reflects the additional operating week vs. fiscal 2014

Dividend Declared
Darden’s Board of Directors declared a regular quarterly cash dividend of $0.55 per share on the Company’s outstanding common stock. The dividend is payable on February 2, 2015 to shareholders of record at the close of business on January 9, 2015.

Investor Conference Call
The Company will host its Fiscal 2015 Second Quarter conference call on Tuesday, December 16, 2014 at 5:00 pm ET. The conference call will be broadcast live over the Internet. Gene Lee, Interim CEO, and other senior management invite you to listen to a discussion of second quarter results. To listen to the call live, please go to http://www.videonewswire.com/event.asp?id=101180 at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. In addition we have posted a few informative slides that provide an overview of our first half results, a reconciliation of adjustments to second quarter earnings and our fiscal 2015 outlook. These slides can be found on the Investors section of our website at: www.darden.com.

About Darden
Darden Restaurants, Inc., (NYSE: DRI) owns and operates more than 1,500 restaurants that generate over $6.3 billion in annual sales. Headquartered in Orlando, Florida, and employing more than 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the fourth year in a row. Our restaurant brands -Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Information about Forward-Looking Statements
Forward-looking statements in this communication regarding our expected earnings performance and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are first made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports. These risks and uncertainties include the ability to achieve Darden's strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V's, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products and services, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our intellectual property, impairment in the carrying value of our goodwill or other intangible assets, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

Non-GAAP Information
The information in this press release includes financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as adjusted diluted net earnings per share from continuing operations. The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. The Company believes that the presentation of certain non-GAAP measures provides useful supplemental information that is essential to a proper understanding of the operating results of the Company’s businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of these non-GAAP measures can be found under the “Financial Information” section of the “Investors” section of the Company’s website (www.darden.com).

Fiscal 2015 Second Quarter Reported to Adjusted Earnings Reconciliation
	2014	2015	% Change
Diluted Net EPS from Continuing Operations	$0.05	($0.24)	NA
Shared Support Costs Related to Red Lobster	0.04	0.00
Other Strategic Action Plan Costs	0.03	0.08
Debt Breakage Costs	0.00	0.05
Asset Impairments and Other Costs	0.00	0.39
Adjusted Diluted Net EPS from Continuing Operations	$0.12	$0.28	133%

DARDEN RESTAURANTS, INC.
NUMBER OF COMPANY-OWNED RESTAURANTS

11/23/14		11/24/13
838	Olive Garden USA	828
6	Olive Garden Canada	6
844	Total Olive Garden	834
472	LongHorn Steakhouse	445
55	The Capital Grille	52
36	Bahama Breeze	36
42	Seasons 52	35
15	Eddie V's	13
56	Yard House	48
—	Other	4
1,520	Darden Continuing Operations	1,467

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	11/23/2014	11/24/2013	11/23/2014	11/24/2013
Sales	$1,559.0	$1,485.6	$3,154.8	$3,017.0
Costs and expenses:
Cost of sales:
Food and beverage	485.5	447.0	987.5	901.1
Restaurant labor	506.8	491.6	1,015.1	983.0
Restaurant expenses	277.4	261.9	549.7	524.5
Total cost of sales (1)	$1,269.7	$1,200.5	$2,552.3	$2,408.6
Selling, general and administrative	190.4	174.7	350.4	340.1
Depreciation and amortization	80.1	75.5	158.8	149.7
Interest, net	33.7	32.9	145.0	65.7
Asset impairment, net	39.7	0.2	46.6	1.2
Total costs and expenses	$1,613.6	$1,483.8	$3,253.1	$2,965.3
(Loss) earnings before income taxes	(54.6)	1.8	(98.3)	51.7
Income tax (benefit) expense	(23.8)	(4.2)	(48.2)	3.4
(Loss) earnings from continuing operations	$(30.8)	$6.0	$(50.1)	$48.3
(Loss) earnings from discontinued operations, net of tax (benefit) expense of $(1.5), $2.5, $319.3 and $13.2, respectively	(2.0)	13.8	520.5	41.7
Net (loss) earnings	$(32.8)	$19.8	$470.4	$90.0

Basic net earnings per share:
(Loss) earnings from continuing operations	$(0.24)	$0.05	$(0.39)	$0.37
(Loss) earnings from discontinued operations	(0.02)	0.10	4.01	0.32
Net (loss) earnings	$(0.26)	$0.15	$3.62	$0.69
Diluted net earnings per share:
(Loss) earnings from continuing operations	$(0.24)	$0.05	$(0.39)	$0.36
(Loss) earnings from discontinued operations	(0.02)	0.10	4.01	0.32
Net (loss) earnings	$(0.26)	$0.15	$3.62	$0.68
Average number of common shares outstanding:
Basic	127.7	130.6	130.0	130.4
Diluted	127.7	132.8	130.0	132.7

(1) Excludes restaurant depreciation and amortization as follows:	$73.4	$70.1	$146.0	$139.0

DARDEN RESTAURANTS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)

	11/23/2014	5/25/2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$157.5	$98.3
Receivables, net	66.7	83.8
Inventories	193.5	196.8
Prepaid income taxes	9.2	10.9
Prepaid expenses and other current assets	74.9	72.3
Deferred income taxes	172.7	124.0
Assets held for sale	44.9	1,390.3
Total current assets	$719.4	$1,976.4
Land, buildings and equipment, net	3,338.3	3,381.0
Goodwill	872.5	872.5
Trademarks	574.6	574.6
Other assets	283.1	296.2
Total assets	$5,787.9	$7,100.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$201.8	$233.1
Short-term debt	20.0	207.6
Accrued payroll	104.6	125.7
Accrued income taxes	135.4	—
Other accrued taxes	66.0	64.5
Unearned revenues	265.7	299.7
Current portion of long-term debt	15.0	15.0
Other current liabilities	497.5	457.4
Liabilities associated with assets held for sale	—	215.5
Total current liabilities	$1,306.0	$1,618.5
Long-term debt, less current portion	1,468.4	2,481.4
Deferred income taxes	279.8	286.1
Deferred rent	218.8	206.2
Obligations under capital leases, net of current installments	50.8	52.0
Other liabilities	358.6	299.6
Total liabilities	$3,682.4	$4,943.8
Stockholders’ equity:
Common stock and surplus	$1,200.7	$1,302.2
Retained earnings	997.3	995.8
Treasury stock	(7.8)	(7.8)
Accumulated other comprehensive income (loss)	(79.8)	(128.1)
Unearned compensation	(4.9)	(5.2)
Total stockholders’ equity	$2,105.5	$2,156.9
Total liabilities and stockholders’ equity	$5,787.9	$7,100.7